Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-66976

                          PROSPECTUS SUPPLEMENT NO. 14
                     (To Prospectus Dated November 29, 2001)

                                 $1,010,834,000

                                 XL Capital Ltd
                   Zero-Coupon Convertible Debentures Due 2021
                   Exchangeable for Class A Ordinary Shares of
                                 XL Capital Ltd


     This Prospectus Supplement supplements information contained in that certain Prospectus dated November 29, 2001, as amended or supplemented, relating to the potential sale from time to time by the Selling Securityholders of up to $1,010,834,000 aggregate principal amount at maturity of Zero-Coupon Convertible Debentures due 2021 (the "Debentures") of XL Capital Ltd, a Cayman Islands exempted limited company, issued in a private transaction on May 23, 2001 and Class A Ordinary Shares, par value US$0.01 each, of XL Capital Ltd (the "Ordinary Shares"), issuable upon exchange of the Debentures. The Debentures are being offered for the account of the holders thereof or by their transferees, pledgees, donees or successors. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The information contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted and replaced in its entirety with the information set forth below with respect to the Selling Securityholders, the respective principal amount at maturity of Debentures owned by the Selling Securityholders, and the respective principal amount of Debentures offered by the Selling Securityholders hereby. Unless otherwise indicated, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with XL Capital Ltd or any of its affiliates. Because the Selling Securityholders may offer all or some portion of their Debentures or the Ordinary Shares issued upon exchange of their Debentures, pursuant to this Prospectus Supplement, no estimate can be given as to the amount of the Debentures or the Ordinary Shares issued upon exchange of the Debentures that will be held by the Selling Securityholders upon termination of any sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures, or the Ordinary Shares issued upon exchange of their Debentures, since the date on which they provided the information regarding their Debentures, in transactions exempt from the registration requirements of the Securities Act.

     Unless otherwise indicated, each Selling Securityholder is offering all Debentures beneficially owned by them pursuant to this Prospectus Supplement. No securityholder may offer their Debentures, or the Ordinary Shares issued upon exchange of their Debentures, pursuant to this Prospectus Supplement until the securityholder is named as a Selling Securityholder in this Prospectus Supplement or in another supplement to the Prospectus.


                                           Aggregate Principal    Percentage      Number of Our    Percentage of
                                           Amount at Maturity         of         Ordinary Shares   Our Ordinary
                                           of Debentures That     Debentures        That May        Shares Out-
                  Name                         May be Sold        Outstanding      be Sold (1)     standing (2)
---------------------------------------    --------------------   -----------    ---------------   --------------
Tribeca Investments, L.L.C..........            20,000,000              2.0              118,934          *

Continental Casualty Company........             4,300,000              *                 25,571          *

J.P. Morgan Securities Inc..........            14,500,000              1.4               86,228          *

Lord Abbett Bond Debenture Fund,
   Inc..............................            12,500,000              1.2               74,334          *

CFFX, LLC...........................            11,000,000              1.1               65,414          *

MedAmerica Insurance c/o
   Income Research & Management.....             2,900,000              *                 17,245          *

MedAmerica New York Insurance c/o
   Income Research & Management.....             1,200,000              *                  7,136          *

Putnam Convertible Income-
   Growth Trust.....................             9,110,000              *                  54,174         *

Putnam Variable Trust-
   Putnam VT Global Asset
   Allocation Fund..................               320,000              *                   1,903         *

Putnam Convertible Opportunities and
   Income Trust.....................               320,000              *                   1,903         *

Putnam Asset Allocation
   Funds-Balanced Portfolio.........             1,210,000              *                   7,196         *

Putnam Asset Allocation
   Funds-Conservative Portfolio.....               940,000              *                   5,590         *

Lincoln National Global Asset
   Allocation Fund, Inc.............               150,000              *                     892         *

Museum of Fine Arts, Boston.........                30,000              *                     178         *

Parker-Hannifin Corporation.........               250,000              *                   1,487         *

Zola Partners, LP...................               600,000              *                   3,568         *

Lyxor Master Fund...................               350,000              *                   2,081         *

JMG Triton Offshore Fund, LTD.......            11,000,000              1.1                65,414         *

Highbridge International LLC........             6,654,000              *                  39,569         *

Medical Liability Mutual
   Insurance Co.....................             4,500,000              *                  26,760         *

Mag Mutual Insurance Co.............               125,000              *                     743         *


                                      -4-

                                           Aggregate Principal    Percentage      Number of Our    Percentage of
                                           Amount at Maturity         of         Ordinary Shares   Our Ordinary
                                           of Debentures That     Debentures        That May        Shares Out-
                  Name                         May be Sold        Outstanding      be Sold (1)     standing (2)
---------------------------------------    --------------------   -----------    ---------------   --------------

Landesbank Schleswig-Holstein
   International S.A................            30,000,000              3.0               178,401         *

Purchase Associates, L.P............               559,000              *                   3,324         *

Commonfund Event Driven Company c/o
   IBT Fund Services (Cayman).......                67,000              *                     398         *

Levco Alternative Fund, Ltd.........             2,114,000              *                  12,571         *

Continental Assurance Company
   Separate Account (E).............               700,000              *                   4,163         *

Alta Partners Holdings, LDC.........             5,525,000              *                  32,856         *

Aristeia Trading, LLC...............             3,675,000              *                  21,854         *

Citi JL, Ltd........................                88,000              *                     523         *

Credit Suisse Asset Management......             3,000,000              *                  17,840         *

KBC Financial Products USA Inc......             3,300,000              *                  19,624         *

Lincoln National Convertible
   Securities Fund..................             3,250,000              *                  19,327         *

AIG Soundshore Strategic Holding
   Fund Ltd.........................            10,895,000              1.1                64,789         *

AIG Soundshore Opportunity Holding
   Fund Ltd.........................            13,105,000              1.3                77,932         *

Wilmington Trust Company as owner
   trustee for the Forrestal Funding
   Master Trust.....................             7,500,000              *                  44,600         *

AXIS Capital Management Ltd.........            21,300,000              2.1               126,665         *

Goldman Sachs and Company...........            20,000,000              2.0               118,934         *

Morgan Stanley......................            32,925,000              3.3               195,795         *

Credit Industriel D'Alsace Et De
   Loraine..........................            26,000,000              2.6               154,614         *

BNP Paribas Equity Strategies
   SNC LP ..........................             5,143,000              *                  30,584         *

CooperNeff Convertible Strategies
   Fund, L.P........................               857,000              *                   5,096         *

Societe Generale....................            50,541,000              5.0               300,552         *

UBS AG London Branch................               990,000              *                   5,888         *


                                      -5-

                                           Aggregate Principal    Percentage      Number of Our    Percentage of
                                           Amount at Maturity         of         Ordinary Shares   Our Ordinary
                                           of Debentures That     Debentures        That May        Shares Out-
                  Name                         May be Sold        Outstanding      be Sold (1)     standing (2)
---------------------------------------    --------------------   -----------    ---------------   --------------

Salomon Smith Barney Inc............             8,930,000              *                  53,104         *

Susquehanna Capital Group...........             7,500,000              *                  44,600         *

AIG Soundshore Holdings Ltd.........             7,500,000              *                  44,600         *

Tokai Asia Ltd......................            20,000,000              2.0               118,934         *

First Union Securities Inc..........            10,000,000              1.0                59,467         *

BTES - Convertible Arb..............             1,000,000              *                   5,947         *

BTPO - Growth vs Value..............             1,000,000              *                   5,947         *

Newport Investments Inc.............             1,700,000              *                  10,109         *

KBC Financial Products (Cayman
   Islands) Limited.................            12,000,000              1.2                71,360         *

Ellsworth Convertible Growth and
   Income Fund, Inc.................             1,500,000              *                   8,920         *

Bancroft Convertible Fund, Inc......             1,500,000              *                   8,920         *

CDC IXIS Paris......................             5,000,000              *                  29,734         *

Beamtenkasse Des Kanton Zurich......             3,000,000              *                  17,840         *

Hamilton Partners Limited...........               500,000              *                   2,973         *

Gaia Offshore Master Fund Ltd.......             3,450,000              *                  20,516         *

Oppenheimer Convertible Securities
    Fund ...........................             5,000,000              *                  29,734         *

Salomon Brothers Asset Manage-
   ment, Inc........................             9,275,000              *                  55,156         *

ADI Convex Valor....................             5,500,000              *                  32,707         *

UBS AG LON F/B/O PB.................            50,159,000              5.0               298,281         *

Hamilton Multi-Strategy Master Fund,
   L.P..............................               500,000              *                   2,973         *

Deutsche Bank Securities Inc........             4,346,000              *                  25,844         *

Royal Bank of Canada Toronto........            15,500,000              1.5                92,174         *

Banc of America Securities
   LLC..............................               350,000              *                   2,082         *

All other holders of Debentures or
   future transferees, pledgees,
   donees, assignees or successors
   of any such holders(3)(4)........           454,048,000             44.9             2,700,087         1.9


                                      -6-

                                           Aggregate Principal    Percentage      Number of Our    Percentage of
                                           Amount at Maturity         of         Ordinary Shares   Our Ordinary
                                           of Debentures That     Debentures        That May        Shares Out-
                  Name                         May be Sold        Outstanding      be Sold (1)     standing (2)
---------------------------------------    --------------------   -----------    ---------------   --------------

Total...............................         1,010,834,000            100.0             6,011,127         4.4



*        Less than one percent (1%).

(1) Assumes conversion of all of the holder's Debentures at a conversion rate of 5.9467 Ordinary Shares per $1,000 principal amount at maturity of the Debentures. This conversion rate is subject to adjustment, however, as described under "Description of the Debentures--Conversion Rights." As a result, the number of our Ordinary Shares issuable upon conversion of the Debentures may increase or decrease in the future. Does not include our Ordinary Shares that may be issued by us upon purchase of the Debentures by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 136,595,532 Ordinary Shares outstanding as of May 5, 2003. In calculating this amount for each holder, we treated as outstanding the number of our Ordinary Shares issuable upon conversion of all of that holder's Debentures, but we did not assume conversion of any other holder's Debentures. Does not include our Ordinary Shares that may be issued by us upon purchase of the Debentures by us at the option of the holder.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of Debentures, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of Debentures, do not beneficially own any of our Ordinary Shares other than the Ordinary Shares issuable upon conversion of the Debentures at the initial conversion rate.


     All information in this Prospectus Supplement is as of June 11, 2003.

            The date of this Prospectus Supplement is June 11, 2003.